Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026
MDJM LTD
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Ordinary Shares of MDJM LTD effective at the opening of the trading session on October 12, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 13, 2026.
On April 23, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On April 23, 2026, the hearing was held.
On May 14, 2026 the Panel reached a
decision and a Decision letter was issued on said date and decided to suspend the Company from the Exchange.
The Company Class A Ordinary Shares were suspended on March 20, 2026.
The Company appealed the Panel Decision on May 28, 2026 to the
Nasdaq Listing and Hearing Review Council (NLHRC).
The Nasdaq Stock Market Board of Directors declined to call for review the July 28, 2026 decision of the NLHRC, which the NLHRC affirmed the Panel Decision of May 14, 2026.
Pursuant to Nasdaq Rule 5820(e)(6), the decision of the Listing Council represents the final action in this matter.
The Staff determination to delist the Company Class A Ordinary Shares became final on June 29, 2026.